Mafco Holdings Inc.
                              35 East 62nd Street
                           New York, New York 10021








                                                              June 20, 2002




GSB Investments Corp.
35 East 62nd Street
New York, New York  10021

GSB Guarantor Corp.
35 East 62nd Street
New York, New York  10021

Ladies and Gentlemen:

                  Reference is hereby made to the Transfer Agreement dated as of the date hereof (the "Transfer Agreement") between GSB Investments Corp. and GSB Guarantor Corp. ("GSB Guarantor"). Capitalized terms used in this letter agreement and not otherwise defined have the meanings given to them in the Transfer Agreement. Mafco Holdings Inc. ("MFI") here agrees that it shall cause GSB Guarantor to perform all of GSB Guarantor's obligations under the Transfer Agreement including those obligations under the Securityholders Agreement by which GSB Guarantor has agreed to be bound pursuant to the Transfer Agreement. MFI agrees that Citigroup shall be a third party beneficiary of this letter agreement and shall be entitled to enforce the provisions hereof.

                                      Very truly yours,

                                      MAFCO HOLDINGS INC.


                                      By: /s/ Todd J. Slotkin
                                          ----------------------------------
                                          Name:  Todd J. Slotkin
                                          Title: Executive Vice President
                                                 and Chief Financial Officer